Exhibit 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the incorporation by reference into the Registration Statement on Form S-3 (Registration No. 333-114600) and the Registration Statement on Form S-8 (Registration No. 333-119898) of our report dated February 25, 2005 on our audits of the financial statements of Delcath Systems, Inc. as of December 31, 2004 and for each of the years in the two-year period ended December 31, 2004 and for the period from August 5, 1988 (inception) to December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-KSB of Delcath Systems, Inc.. We also consent to the reference to our firm under the caption "Experts" included in the Registration Statement on Form S-3 referred to above.



      /s/ EISNER LLP
----------------------------
Eisner LLP


New York, NY
March 21, 2005